Exhibit 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of FLJ Group Limited on Form F-3 (File No. 333-258187) of our report dated February 9, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the consolidated financial statements of FLJ Group Limited as of September 30, 2023 and for the year then ended, which report is included in this Annual Report on Form 20-F.

/s/ OneStop Assurance PAC Singapore

OneStop Assurance PAC Singapore

Singapore

February 9, 2024